Exhibit 12.02

CITIGROUP INC.

CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

INCLUDING PREFERRED STOCK DIVIDENDS

						Nine Months Ended
	Years ended December 31,					September 30,
In millions of dollars, except for ratios	2012(2)(3)(6)	2011(3)(5)(6)(7)	2010(4)(5)(6)(7)	2009 (5)(6)(7)	2008 (5)(6)(7)	2013(1)(2)	2012(3)(6)
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$12,922	$15,678	$16,725	$17,711	$33,410	$7,691	$10,087
Interest factor in rent expense	496	495	500	522	734	346	371
Dividends—Preferred Stock	26	26	9	22,708	2,830	123	17
Total fixed charges	$13,444	$16,199	$17,234	$40,941	$36,974	$8,160	$10,475

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$7,825	$14,722	$13,116	$(7,799)	$(52,355)	$16,082	$6,730
Fixed charges (including preferred stock dividends)	13,418	16,173	17,225	18,233	34,144	8,160	10,458
Total income	$21,243	$30,895	$30,341	$10,434	$(18,211)	$24,242	$17,188

Ratio of income to fixed charges excluding interest on deposits	1.58	1.91	1.76	NM	NM	2.97	1.64

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$20,612	$24,209	$25,057	$27,902	$53,133	$12,440	$15,947
Interest factor in rent expense	496	495	500	522	734	346	371
Dividends—Preferred Stock	26	26	9	22,708	2,830	123	17
Total fixed charges	$21,134	$24,730	$25,566	$51,132	$56,697	$12,909	$16,335

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$7,825	$14,722	$13,116	$(7,799)	$(52,355)	$16,082	$6,730
Fixed charges (including preferred stock dividends)	21,108	24,704	25,557	28,424	53,867	12,909	16,318
Total income	$28,933	$39,426	$38,673	$20,625	$1,512	$28,991	$23,048

Ratio of income to fixed charges including interest on deposits	1.37	1.60	1.51	NM	NM	2.25	1.41

(1) On May 14, 2013, Citi announced a definitive agreement of the sale of Credicard, its Brazil non-Citibank branded cards business, as well as its consumer finance business (Brazil Credicard). This announced sale is reported as discontinued operations for the current and all historical periods. Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations.

(2) During the third quarter of 2012, the Company executed definitive agreements to transition a carve-out of its liquid strategies business within Citi Capital Advisors (CCA). This transaction is reported as discontinued operations for the second half of 2012 and going forward. Prior periods have not been restated due to the immateriality of the impact in those periods. The calculation of the ratio of income to fixed charges excludes discontinued operations

(3) On March 1, 2011, Citigroup announced an agreement to sell its Egg credit card business to Barclays Bank PLC. Citigroup reports this business separately as discontinued operations in the Company’s Consolidated Statement of Income for the full year of 2011 and the full year of 2012. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(4) On September 17, 2010, Citigroup announced an agreement to sell its The Student Loan Corporation to Discover Financial Services (“Discover”) and SLM Corporation (“Sallie Mae”). Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income for the third and fourth quarters of 2010 only. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(5) On May 1, 2009, Citigroup announced an agreement to sell its Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation (hereafter SMBC). Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(6) On July 11, 2008, the Company announced an agreement to sell its German retail banking operations to Credit Mutuel. Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations.  Prior periods have been restated on a comparable basis.

(7) On April 17, 2008, Citigroup announced an agreement to sell most of Citigroup’s CitiCapital business unit to GE Capital. Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income.  The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.